Exhibit 99.1

Editorial Contact: Tracy Benelli

949-754-8633

tracy.benelli@quest.com

Quest Software Announces Executive Changes

Vinny Smith to Return as CEO and Doug Garn to Become Vice Chairman

ALISO VIEJO, Calif., Feb. 14, 2012 – Quest Software’s Board of Directors announced today that Doug Garn is stepping down from his role as President and Chief Executive Officer and the Board has named Vinny Smith, previously Quest’s Executive Chairman, as the company’s new CEO. Garn has been appointed Vice Chairman of the Board and Smith will remain as Chairman, effective immediately.

“Doug has made a tremendous contribution to Quest during his three years as CEO, helping to strengthen our position as a leading enterprise systems company,” said Paul Sallaberry, on behalf of Quest’s Board. “Doug has been discussing his need to step back from his role given pressing health issues, and we respect his decision. In his new role as Vice Chairman of the Board, Doug will continue to serve Quest with his knowledge, enthusiasm and passion for the company.”

“The board has complete confidence that Vinny is the right person to be our next CEO,” added Sallaberry. “Vinny’s service at Quest has been marked by outstanding performance and he has always demonstrated remarkable insight into the enterprise systems market.”

During his tenure with Quest, Smith has played a critical leadership role in strategic decisions that have shaped the company’s success, including:

•	Taking Toad from a simple freeware tool to the market leader in database development and optimization with over two million users worldwide today;

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Predicting the criticality of the Microsoft infrastructure and expanding Quest’s product portfolio beyond database and application management into the market-leading position in the Microsoft infrastructure management market; and

•	Anticipating the challenges caused by virtualization and cloud computing, and assembling an innovative portfolio of products to simplify management of those new platforms.

In resuming the role of CEO, Smith will continue to evolve Quest to a strategic IT management solutions vendor focused on Database Management, Windows Server Management, Performance Monitoring, Identity and Access Management, Data Protection and User Workspace Management.

Smith has served as Executive Chairman of Quest since October 2008, and previously served as Chief Executive Officer of Quest from 1997 to 2008. He has been a member of the Board since 1995 and became Chairman of the Board in 1998. Smith graduated from the University of Delaware with a degree in computer science and a minor in economics.

About Quest Software, Inc.

Established in 1987, Quest Software (Nasdaq: QSFT) provides simple and innovative IT management solutions that enable more than 100,000 global customers to save time and money across physical and virtual environments. Quest products solve complex IT challenges ranging from database management, data protection, identity and access management, monitoring, user workspace management to Windows management.

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Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

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Quest Software, Inc.: www.quest.com

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LinkedIn: http://www.linkedin.com/companies/quest-software

Quest TV: http://www.quest.com/tv/